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                                                                    EXHIBIT 10.2

                                                                  PRIVILEGED AND
                                                                    CONFIDENTIAL

                             EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into as of August 7, 2000 between Metro-Goldwyn-Mayer Studios Inc., a Delaware corporation (the "Company"), and JAY RAKOW ("Executive").

The parties agree as follows:

1.   Employment and Title.  Effective as of August 7, 2000 (the "Effective
     --------------------
Date"), the Company employs Executive as, and Executive accepts employment to serve as, Senior Executive Vice President and General Counsel of the Company all upon the terms and conditions set forth in this Agreement, including the powers and authority set forth in Paragraph 2 below.

2.   Powers and Authority.
     --------------------

     (a) Subject to the direction of the Chairman and Chief Executive Officer (the "CEO") and the Vice Chairman and Chief Operating Officer (the "COO") of Metro-Goldwyn-Mayer Inc., the Company's parent ("MGM"), Executive shall have such duties and responsibilities as are customarily associated with Executive's title.

     (b) Executive's services shall be exclusive to the Company and its subsidiaries. Executive shall devote Executive's best efforts and Executive's full business time (except as

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provided in the following sentence) to the services to be performed hereunder.
Executive may serve on the boards of directors (and committees thereof) of (but in no other capacity for) other companies and non-profit organizations, may manage the investment of Executive's personal assets, and may make new investments of Executive's personal assets in other companies so long as such activities do not materially interfere with Executive's duties hereunder and (other than investments not to exceed one percent (1%) of the total outstanding in publicly traded securities) such companies do not directly compete with the Company.

     (c) Executive agrees to comply with the Company's policies and procedures as in effect from time to time (and which are not inconsistent with this Agreement) to the extent that such policies are furnished to Executive in writing.

3.   Location.  The location of Executive's principal place of employment shall
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be in the Company's principal executive offices in the greater Los Angeles,
California area; provided, however, that Executive shall perform such occasional services outside of Los Angeles as are, in the reasonable determination of the Executive, the CEO or the COO, reasonably required for the proper performance of Executive's duties under this Agreement.

4.   Reporting.  Executive shall report jointly to the CEO and COO.
     ---------

5.   Availability. Each party represents and warrants to the other that he or it
     ------------
has the full power and authority to enter into and perform his or its obligations under this Agreement and

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that his or its execution of and performance under this Agreement shall not constitute a default under or breach of the terms of any other agreement or order of any court or governmental authority to which he or it is a party or under which he or it is bound. Each party shall defend and hold harmless the other for any and all claims, demands, losses or damages (including reasonable attorneys' fees) arising from any action against any such party due to a breach of any representation and warranty contained in this Paragraph or based upon any allegations of interference with contractual obligations or the like relating to the negotiation or execution of this Agreement.

6.   Term.  Subject to the provisions for earlier termination set forth in
     ----
Paragraph 11, the term of Executive's employment hereunder shall commence on the Effective Date and continue through August 6, 2003 (the "Initial Term"). The Company shall have an option (the "Option"), exercisable in writing on or before ninety (90) days prior to the expiration of the Initial Term to extend the term of this Agreement for an additional two (2) year period commencing on August 7, 2003 and terminating August 6, 2005 (the "Option Term"). The Initial Term and the Option Term, if any, are herein called the "Term." Neither the Company nor Executive will have any obligation to renew or extend this Agreement beyond the Term.

7.   Compensation.
     ------------

     (a)  Salary.  In full consideration for the services to be rendered by
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Executive, and in full discharge of the Company's salary obligations, Company shall pay to Executive and Executive shall accept: an annualized base salary of Five Hundred Thousand Dollars ($500,000) per annum for the first twelve-month period of the Initial Term, an amount to be determined by

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the Company for the second and third twelve-month periods of the Initial Term and during each twelve-month period of the Option Term, if any, after a good faith review of Executive's base salary and performance prior to the beginning of such period, but in no event less than the annualized base salary being paid to Executive as of the date of such good faith review (each amount less tax withholdings required by law and other voluntary deductions authorized by Executive), payable bi-weekly in arrears commencing on the first regular bi-weekly payment date; provided, however, that the annualized base salary during the first year of the Option Term, if any, shall be at least ten percent (10%) higher than the annualized base salary being paid to Executive immediately prior thereto;

     (b)  Bonus Plan.  So long as Executive is rendering services hereunder,
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Executive will be an eligible participant in Metro-Goldwyn-Mayer Inc.'s 2000
Employee Incentive Plan (the "Incentive Plan"). Executive's participation therein shall be at a level commensurate with his position and title. Nothing contained herein shall obligate MGM to continue the Incentive Plan or to provide for any other plans

     (c)  Other Benefits.  Executive shall be entitled to vacation time in
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accordance with Company policy applicable to employees of Executive's seniority, salary and title.

     (d)  Business Expenses. During the Term, the Company shall pay or reimburse
          -----------------
Executive promptly for all reasonable business expenses incurred by Executive in the performance of Executive's duties under this Agreement if properly substantiated and in

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accordance with the Company's policies and procedures applicable to employees of
Executive's seniority, salary and title.

     (e)  Insurance.  During the Term, Executive shall be entitled to and shall
          ---------
be accorded all rights and benefits under any life insurance, disability insurance, health and major medical insurance policy or policies which the Company provides for its senior officers or employees generally. Nothing in this paragraph shall require the Company to retain any particular policy or plan, but a reasonable medical insurance benefit package shall be maintained.

     (f)  Employee Benefit Plans.  Executive shall be entitled to participate in
          ----------------------
and/or receive all other employee benefits under any 401(k) plan, savings plan, pension plan and other similar plan or program which the Company provides for its senior officers or employees generally, all subject to the terms and conditions of the various benefit plans; provided that nothing herein shall require the Company to adopt or maintain, or limit the ability of the Company to amend or modify, any particular employee benefit plan, program or policy.

8.   Compensation in the Event of Termination.
     ----------------------------------------

     (a) If the Agreement is terminated under Paragraph 11(a), Executive or his estate shall receive the compensation provided in Paragraph 7(a) prorated to the date of termination, and all amounts accrued under benefit plans in which Executive is a participant as of such termination date.

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     (b)  If the Agreement is terminated under Paragraph 11(b), Executive shall receive the same compensation and benefits set forth in Paragraph 8(a), except that the benefits provided in Paragraph 7(e) shall continue for what would be the remainder of the Initial Term or the Option Term (if any), as the case may be, but for such termination (the "Remaining Period") in accordance with the terms of each respective policy or plan (provided, however, that if prior to the expiration of the Remaining Period Executive receives any of the types of benefits specified in Paragraph 7(e) from a subsequent employer, the Company shall immediately cease to provide such types of benefits received from the subsequent employer).

     (c) If the Agreement is terminated under Paragraph 11(c) or 11(e) below, or expires pursuant to its terms, Executive shall have no duty to mitigate damages and shall receive: (i) the compensation provided in Paragraph 7(a) through the Remaining Period, payable as provided in Paragraph 7(a) so long as Executive does not breach Paragraph 13 hereof, which shall survive the termination of this Agreement, subject to the Company's right to offset against such compensation any amounts earned by Executive through other employment (other than self-employment) prior to the expiration of the Remaining Period; and (ii) the benefits provided in Paragraph 7(e) (other than disability insurance) for the Remaining Period in accordance with the terms of each respective policy or plan (provided, however, that if prior to the expiration of the Remaining Period, Executive receives any of the types of benefits specified in Paragraph 7(e) from a subsequent employer, the Company shall immediately cease to provide such types of benefits received from the subsequent employer);

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     (d)  If the Agreement is terminated under Paragraph 11(d), Executive shall not be entitled to receive any payment or benefits following the date of termination, except as may be accrued or vested to the date of termination.

9.   Stock Options.  MGM  presently maintains an Amended and Restated 1996 Stock
     -------------
Incentive Plan (the "Plan"). Management agrees to recommend to the Compensation Committee of the Board of Directors of MGM that Executive be granted options to purchase Five Hundred Thousand (500,000) shares of MGM Common Stock, $.01 par value per share. As contemplated herein, such options will, among other things, be effective as of the date of grant and will be exercisable in accordance with the general terms and restrictions contained in the standard Executive Stock Option Agreement issued by MGM and provided to Executive. The option grant will be more fully reflected in a stock option agreement substantially in the form of Exhibit A hereto, with such changes as are necessary to implement Paragraph 9 of this Agreement.

10.  Property Rights.
     ---------------

     (a) Executive agrees that all results and proceeds of his services, including any ideas, programs, formats, plans and arrangements, composed, conceived or created by him during the period of this employment, solely or in collaboration with others (collectively, the "Creations'), whether or not same is made at the request or suggestion of the Company, or during or outside regular hours of work, shall at all times be and remain the sole and exclusive property of the Company. Executive further agrees that he will, at the request of the Company, execute and deliver to the Company, in form satisfactory to the Company, documents evidencing the

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Company's ownership to the foregoing; but notwithstanding that no such documents are executed, the Company, as Executive's employer, shall be deemed the owner thereof immediately upon creation. Anything in this Agreement to the contrary notwithstanding, the provisions of this paragraph shall survive the termination, for any reason, of this Agreement.

     (b) Notwithstanding Paragraph 10(a) above, the Company shall not own any Creations created by Executive prior to the Term or solely during Executive's leisure hours during the Term, which Creation is not related in any manner to, or derived in any manner from, any projects, concepts and/or intellectual property of any nature of the Company or any of its affiliates. Notwithstanding the foregoing, Executive agrees to submit to the Company any such Creation which Executive desires to commercially exploit, and the Company will notify Executive within ten (10) business days of receipt if the Company desires to start negotiations for rights thereto. If no agreement is reached within thirty (30) days after the start of negotiations, then Executive will make an offer to the Company for such rights and if the Company does not accept, Executive may negotiate elsewhere the rights so offered.

11.  Termination.  Executive's employment shall terminate:
     -----------

     (a)  Upon the death of Executive.

     (b) At the option of the Company, if Executive is disabled. Disability shall mean Executive's inability to substantially perform his duties hereunder due to a medically determinable physical or mental impairment that can reasonably be expected to result in death

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within twelve (12) months or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

     (c) After ten (10) days' written notice by the Company to Executive without "Cause".

     (d) Upon written notice by the Company to Executive for "Cause" which shall include only:

          (i) the failure of Executive to substantially perform his duties with the Company or any subsidiary of the Company (other than any such failure resulting from illness, temporary absence, legal incapacity due to mental or physical condition or disability);

          (ii) Executive's failure to follow reasonable and lawful directives (consistent with the terms of this Agreement) of the CEO, the COO, MGM's Board of Directors or its Executive Committee;

          (iii) the engaging by Executive in willful, reckless or grossly negligent misconduct in connection with his employment;

          (iv) Executive's conviction (including a plea of guilty or nolo contendere) of an offense involving moral turpitude or a felony;

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          (v)   breach by Executive of this Agreement and failure to cure such breach within ten (10) days of delivery of a written notice to Executive by the Company that specifically identifies the breach; or

          (vi) failure of Executive to materially operate within the expense parameters of the business plan approved by the Executive Committee or the Board of Directors of MGM, unless such deviation has been approved in writing by the CEO.

     (e) Upon thirty (30) days' written notice by Executive to the Company for "Good Reason" which shall include only:

          (i) a substantial and adverse change in Executive's status or position with the Company as the same existed on the commencement of the Term hereof which is not cured within thirty (30) days after written notice thereof to the Company from Executive;

          (ii) a reduction (other than for Cause) by the Company of Executive's aggregate compensation under Paragraph 7(a) above, unless such reduction is reinstated retroactively not later than thirty (30) days after written notice thereof to the Company from Executive;

          (iii) a relocation of Executive's principal place of employment to any place outside the greater Los Angeles area, except for reasonable amounts of required travel by the Executive on the Company's business; or

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          (iv) any material breach by the Company of any provision of this
     Agreement which is not cured within ten (10) days after written notice thereof to the Company from Executive;

     (f)  at the expiration of the Term.

12.  Consulting Services.
     -------------------

     For a one year period following termination for any reason (other than pursuant to Paragraph 11(a) of this Agreement), Executive shall make himself available to the Company on a non-exclusive basis consistent with his other responsibilities to consult with the Company concerning transitional matters. Executive shall be entitled to compensation at the rate of $250 per hour for such services plus reimbursement of his reasonable and documented expenses incurred in connection therewith.

13.  Confidential Material.
     ---------------------

     (a)  Disclosure.  Executive acknowledges that, in the performance of duties
          ----------
on behalf of the Company, Executive shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed by, the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential

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Material"). All such Confidential Material is considered secret and will be available to Executive in confidence. Except in the performance of Executive's duties on behalf of the Company or as required by law, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Executive's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Executive prepares, uses, or encounters, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material not previously delivered to the Company that may be or at any previous time has been in Executive's possession or under Executive's control; provided, however, Executive may keep Executive's rolodex or other personal list of addresses and telephone numbers.


     (b)  Unfair Competition. Executive hereby acknowledges that the sale or
          ------------------
unauthorized use or disclosure of any of the Company's Confidential Material by Executive by any means whatsoever at any time before, during or after Executive's employment with the Company shall constitute "Unfair Competition". Executive agrees that Executive shall not engage in Unfair Competition either during the time Executive is employed by the Company or at any time thereafter.

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     (c)  Other.  In the event of the termination of Executive's employment for
          -----
any reason, Executive shall not for the longer of the period during which Executive is receiving payments pursuant to Paragraph 8 or one (1) year following termination:

          (i) directly or indirectly, either alone or jointly with or on behalf of any corporation or entity of which Executive is a director, employee or greater than five percent (5%) shareholder solicit for employment any employee of the Company or, any of its affiliates or subsidiaries other than Executive's secretary or personal assistant; or

          (ii) make any derogatory public statement concerning the Company, its parent, affiliates or subsidiaries, or Executive's employment unless previously approved by the Company, except as may be required by law.

14.  Miscellaneous.
     -------------

     (a)  Arbitration.
          -----------

          (i) Any and all disputes between Executive and the Company, however significant, arising out of, relating in any way to or in connection with this Agreement (including the validity, scope and enforceability of this arbitration clause) shall be solely settled by an arbitration to be held in Los Angeles, California and conducted in accordance with such rules of the American Arbitration Association or any similar successor body as are not inconsistent with the provisions of this Paragraph 14(a).

          (ii) Any arbitration hereunder shall be held before a single arbitrator mutually agreed to by the parties thereto, except that, if the parties shall fail to agree to such an

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     arbitrator within twenty (20) days from the date on which the claimant's request for arbitration is delivered to the other party to the arbitration, such arbitration shall be held before an arbitrator appointed by the American Arbitration Association.

          (iii) Discovery may be taken in the arbitration proceedings pursuant to the provisions of California Code of Civil Procedure Section 1283.05, which are incorporated herein by reference and made applicable to any arbitration held pursuant to this Paragraph.

          (iv) The award of the arbitrator shall be made within ninety (90) days from the date on which the arbitrator is selected. The award of the arbitrator shall be final, and the parties agree to waive their right to any form of appeal, to the greatest extent allowed by law. The arbitrator shall award costs and fees, including the fees of the arbitrator and reasonable attorneys' fees, to the prevailing party. Judgment upon any award of the arbitrator may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for order of enforcement.

     (b)  Applicable Law and Venue.  This Agreement and any disputes or claims
          ------------------------
arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of California without regard for any rules of conflicts of law. The arbitrator appointed as described above located in Los Angeles, California shall be the sole forum for any action for relief arising out of or pursuant to, or to enforce or interpret, this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such fora and courts and each

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party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

     (c)  Interpretation.  The provisions of this Agreement were negotiated by
          --------------
each of the parties hereto and this Agreement shall be deemed to have been drafted by each party.

     (d)  Representations of the Company.  The Company represents and  warrants
          ------------------------------
that this Agreement is validly binding on the Company and enforceable in accordance with its terms and that the execution and performance hereof is not in conflict with any agreement or understanding the Company has with any third party; provided however, that notwithstanding the foregoing or any other provision of this Agreement, to the extent the Company has any outstanding obligations which may be inconsistent with its representations or obligations contained in this Agreement, the Company shall not be in breach of this Agreement if such inconsistencies are resolved not later than ninety (90) days following the Effective Date.

     (e)  No Waivers.  The failure of either party to enforce any provision of
          ----------
this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

     (f)  Notices.  Any notice to be given under the terms of this Agreement
          -------
shall be in writing and may be delivered personally, by telecopy, telex or other form of written electronic

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transmission, by overnight courier or by registered or certified mail, postage prepaid, and shall be addressed as follows:

TO THE COMPANY:

Metro-Goldwyn-Mayer Studios Inc.

2500 Broadway Street

Santa Monica, California 90404-3061

Attention: Alex Yemenidjian
           Chairman & Chief Executive Officer

WITH A COPY TO:

Metro-Goldwyn-Mayer Inc.

2500 Broadway Street

Santa Monica, California 90404-3061

Attention: William A. Jones
           Senior Executive Vice President

TO THE EXECUTIVE:

Jay Rakow

Metro-Goldwyn-Mayer Studios Inc.

2500 Broadway Street

Santa Monica, California 90404-3061

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Either party may hereafter notify the other in writing of any change in address.
Any notice hereunder shall be deemed duly given when received by the person to whom it was sent.

     (g) Severability.  The provisions of this Agreement are severable and if
         ------------
any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

     (h) Successors and Assigns.  The rights and obligations of the parties
         ----------------------
under this Agreement shall inure to the benefit of and be binding upon their successors, heirs and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.

     (i) Entire Agreement.  This Agreement supersedes all prior agreements and
         ----------------
understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

     (j) Survival.  The provisions of Paragraphs 8, 9, 10, 11, 12, 13 and 14 of
         --------
this Agreement shall survive the Term, it being understood that the foregoing shall not limit Executive's rights with respect to amounts due him and unpaid at the expiration of the Term.

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     (k) Confidentiality and Publicity.  This Agreement shall remain
         -----------------------------
confidential and the terms shall not be divulged to any person (other than Executive's professional advisors and family) except to the extent required by law or legal process. Any press release or announcement of or relating to this Agreement and the timing of any such announcement shall only be made with the agreement of Executive and the Company.

     (l) Non-Involvement of Tracinda.  The parties acknowledge that neither Kirk
         ---------------------------
Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or any agreement provided for herein. Accordingly, the parties hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement or any agreement provided for herein, or (ii) any party has any claim arising from or relating to any such agreement, no party, nor any party claiming through such party shall commence any proceedings or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

METRO-GOLDWYN-MAYER STUDIOS INC.


BY: /s/ William A. Jones
    --------------------------------

ITS: Senior Executive Vice President
     -------------------------------

/s/ Jay Rakow
------------------------------------
JAY RAKOW

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